Exhibit 99.1

KORU MEDICAL SYSTEMS ANNOUNCES 2020 FIRST QUARTER FINANCIAL RESULTS

Q1 2020 Summary

•	Net sales rose 27% to $6.3 million
•	Gross margin of 60% (62% excluding inventory obsolescence charge)
•	Net income improved to $0.4 million, or $0.01 per share
•	Adjusted EBITDA increased 38% to $1.3 million
•	COVID-19 Update

CHESTER, NY – May 4, 2020 – Repro Med Systems, Inc. dba KORU Medical Systems (NASDAQ: KRMD) (“KORU Medical” or the “Company”) today announced financial results for the first quarter ended March 31, 2020 (“Q1 2020”).

“We reported a strong Q1 2020 with net sales, net income, and Adjusted EBITDA rising from Q1 2019,” said Don Pettigrew, President and CEO.  “We are an essential business under current New York state guidelines, and experienced minimal operational disruptions from the impact of COVID-19 in the quarter.  I am very proud of how our team has responded to the COVID-19 crisis with their commitment, resiliency, and continuing support of our patients and healthcare partners.  Our products allow high-risk patients with immune diseases and other chronic conditions to receive treatment at-home and keep them out of institutional settings – important advantages during these challenging times.”

Q1 2020 Overview

The Company continued in Q1 2020 to capitalize on the growth of its primary end markets of Primary Immune Deficiency Diseases (“PIDD”) and Chronic Inflammatory Demyelinating Polyneuropathy (“CIDP”) while pursuing longer-term growth initiatives, including broadening pharmaceutical relationships with an emphasis on the numerous new subcutaneous drugs coming to market, expanding indications beyond its primary disease states, and pursuing customers in new geographies.

Net sales rose 27% to $6.3 million in Q1 2020 from $5.0 million in Q1 2019, with growth in all product categories (pumps, needle sets, and tubing).  We believe this growth was primarily driven by an increased utilization of our products by PIDD patients and ongoing expansion of Hizentra® into CIDP.  Net sales for Q1 2020 also reflected higher clinical trial sales compared to Q1 2019.

Gross profit in Q1 2020 rose 24% to $3.8 million from $3.1 million in Q1 2019, primarily due to increased sales volume. Gross margin of 60% declined from 61% in Q1 2019, reflecting a non-cash $0.1 million obsolescence reserve related to a discontinued legacy product and an increase in overtime, partially offset by price increases; excluding the charge, gross margin in Q1 2020   was 62%.

Total operating expenses for Q1 2020 were stable at $3.2 million when compared to Q1 2019. Selling, general & administrative expenses were $2.8 million, or 44% of net sales, compared to $2.5 million, or 50% of net sales in Q1 2019. Litigation costs declined to $0.1 million from $0.5 million in Q1 2019, reflecting a decreased level of activity with respect to ongoing legal activity with our competitor. Research and development expenses increased to $0.3 million from $0.1 million in Q1 2019, mostly due to increased salary and related benefits due to higher headcount as we continue our commitment to development initiatives.

Net income for Q1 2020 was $0.4 million, or $0.01 per share, as compared to a net loss of $0.1 million, or $0.00 per diluted share, in the prior year period.

Q1 2020 Adjusted EBITDA rose 38% to $1.3 million from Adjusted EBITDA of $0.9 million in Q1 2019. Adjusted EBITDA excludes from net income: tax expense, depreciation and amortization, interest income, net, operating expenses associated with the Company’s organizational changes prior to March 31, 2019, discontinued product expense, litigation costs, manufacturing initiative expenses, and stock option expense.

COVID-19 Update

The COVID-19 pandemic has spread to the countries in which the Company, its customers and suppliers conduct business.  The Company currently qualifies as an “essential business” under New York state guidelines and its operations remain active. We serve patients that are managing chronic medical conditions and remain committed to doing all we can so that these vulnerable individuals have access to our Freedom Integrated Infusion System, which allows them to utilize home-based drug therapy.

The Company has responded to this crisis by developing and deploying a multi-faceted set of operational and financial initiatives designed to minimize disruptions to its normal business activities and preserve its ability to execute its long-term growth objectives.

To protect the safety, health and well-being of employees, customers, suppliers and communities, we are following federal, state, and local guidelines to ensure safety in all facilities, including: increased frequency of cleaning and disinfecting, social distancing practices, requiring most non-production related team members to work remotely where possible, business travel restrictions, cancellation of certain events, and limitations on visitor access to facilities.

The Company is currently continuing to manufacture and ship products on schedule and is managing its inventory and supply chain to minimize disruptions.  That said, there can be no assurance that this will continue in the face of COVID-19 uncertainty.

“We are confident that KORU Medical will successfully navigate the challenges of COVID-19 and remain focused on achieving our long-term growth objectives,” continued Mr. Pettigrew. “We have not experienced any material disruption to our business thus far, continue to execute on our Strategic Plan, and are prudently managing working capital and cash flow.  Longer term, we believe that the COVID-19 experience may accelerate the shift of drug infusion therapy to an at-home model and further advance the adoption of subcutaneous immunoglobulin drugs.”

Balance Sheet, Liquidity Initiatives and Credit

Cash and equivalents as of March 31, 2020 totaled $7.4 million, a $1.6 million increase from December 31, 2019. Substantially all of the increase was due to a March 2020 draw down of $1.5 million on the Company’s line of credit, the full amount available at that time.

On April 14, 2020, the Company signed a new $3.5 million revolving line of credit with its lender that extended the above-referenced $1.5 million line of credit, and subsequently drew down on the full amount available out of concern about the potential impact of COVID-19.

On April 20, 2020, the Company entered into an agreement with its lender pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act, providing for a loan in the principal amount of approximately $1.5 million.  The loan was funded on April 27, 2020.

On April 27, 2020, the Company entered into an agreement with a division of its lender, to provide up to $2.5 million in financing for equipment purchases from third party vendors.

Additional information regarding these agreements is available in the Company’s public filings.

To date, the Company has not experienced any significant slowdown in customer payments, and the Company believes that cash on hand and cash expected to be generated from future operating activities will be sufficient to fund its operations for the foreseeable future. That said, there can be no assurance that this will continue in the face of COVID-19 uncertainty.

Non-GAAP Measures

This press release includes the non-GAAP financial measure of “Adjusted EBITDA” that is not in accordance with, nor an alternate to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial results. A reconciliation of our non-GAAP measure is included in an attachment to this press release.

Conference Call

Interested parties may participate in the call by dialing:

•     (877) 407-9753 (Domestic) or

•     (201) 493-6739 (International)

Webcast registration: Click Here

Following the live call, a replay will be available for six months on the Company’s website, www.korumedical.com under “Investor Relations.”

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by words such as “will” and “believe.”  Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are on file with the SEC and are available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. In addition, there are risks and uncertainties with respect to the impact of COVID-19 on our supply chain, operations and financial condition.  All information provided in this release and in the attachments is as of May 4, 2020. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Contacts:

The Equity Group Inc.

Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
dsullivan@equityny.com	kahl@equityny.com

REPRO MED SYSTEMS, INC.

BALANCE SHEETS

	March 31,
	2020	December 31,
	(Unaudited)	2019
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,427,679	$5,870,929
Accounts receivable less allowance for doubtful accounts of $32,645 at March 31, 2020 and December 31, 2019	3,419,681	3,234,521
Inventory	3,089,016	2,388,477
Prepaid expenses	543,454	387,396
TOTAL CURRENT ASSETS	14,479,830	11,881,323
Property and equipment, net	638,670	611,846
Patents, net of accumulated amortization of $303,425 and $288,967 at March 31, 2020 and December 31, 2019, respectively	873,225	807,135
Right of use assets, net	340,118	373,734
Deferred tax asset	251,444	188,241
Other assets	19,812	19,582
TOTAL ASSETS	$16,603,099	$13,881,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit payable	$1,500,000	$—
Accounts payable	1,097,054	572,656
Accrued expenses	888,318	1,296,612
Accrued payroll and related taxes	229,836	190,265
Accrued tax liability	409,703	204,572
Finance lease liability - current	4,252	5,296
Operating lease liability - current	138,520	136,888
TOTAL CURRENT LIABILITIES	4,267,683	2,406,289
Finance lease liability, net of current portion	1,842	2,646
Operating lease liability, net of current portion	201,598	236,846
TOTAL LIABILITIES	4,471,123	2,645,781

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 75,000,000 shares authorized, 42,423,977 and 42,239,788 shares issued, 39,686,746 and 39,502,557 shares outstanding at March 31, 2020 and December 31, 2019, respectively	424,240	422,398
Additional paid-in capital	6,737,695	6,293,069
Retained earnings	5,314,245	4,864,817
	12,476,180	11,580,284
Less: Treasury stock, 2,737,231 shares at March 31, 2020 and December 31, 2019, respectively, at cost	(344,204)	(344,204)
TOTAL STOCKHOLDERS’ EQUITY	12,131,976	11,236,080
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,603,099	$13,881,861

REPRO MED SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2020	2019

NET SALES	$6,330,009	$4,974,278
Cost of goods sold	2,541,799	1,926,324
Gross Profit	3,788,210	3,047,954

OPERATING EXPENSES
Selling, general and administrative	2,762,980	2,484,868
Litigation	99,158	492,515
Research and development	256,025	101,959
Depreciation and amortization	87,224	83,651
Total Operating Expenses	3,205,387	3,162,993

Net Operating Profit/(Loss)	582,823	(115,039)

Non-Operating Income
Loss on currency exchange	(10,497)	(9,690)
Loss on sale of fixed asset	—	(240)
Interest income, net	19,030	17,480
TOTAL OTHER INCOME	8,533	7,550

INCOME/(LOSS) BEFORE TAXES	591,356	(107,489)

Income Tax (Expense)/Benefit	(141,928)	22,099

NET INCOME/(LOSS)	$449,428	$(85,390)

NET INCOME/(LOSS) PER SHARE

Basic	$0.01	$0.00
Diluted	$0.01	$0.00

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

Basic	39,675,107	38,203,606
Diluted	39,874,989	39,033,623

REPRO MED SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(Loss)	$449,428	$(85,390)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Stock based compensation expense	360,968	298,125
Depreciation and amortization	87,224	83,651
Deferred capital gain - building lease	—	(3,763)
Deferred taxes	(63,203)	25,594
Loss on disposal of fixed asset	—	240
Changes in operating assets and liabilities:
Increase in accounts receivable	(185,160)	(1,229,419)
Increase in inventory	(700,539)	(404,805)
Increase in prepaid expense and other assets	(156,288)	(40,024)
Increase in accounts payable	524,398	489,593
Increase/(Decrease) in accrued payroll and related taxes	39,571	(173,665)
(Decrease)/Increase in accrued expense	(408,294)	11,238
Increase/(Decrease) in accrued tax liability	205,131	(16,608)
NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	153,236	(1,045,233)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for capital expenditures	(99,591)	(41,626)
Purchase certificate of deposit	—	(6,489)
Payments for patents	(80,547)	(48,718)
NET CASH USED IN INVESTING ACTIVITIES	(180,138)	(96,833)

CASH FLOWS FROM FINANCING ACTIVITIES
Line of credit advance	1,500,000	—
Share issuances	85,500	—
Payment for cancelled shares	—	(2,820)
Finance lease	(1,848)	(1,028)
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	1,583,652	(3,848)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	1,556,750	(1,145,914)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,870,929	3,738,803
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,427,679	$2,592,889

Supplemental Information
Cash paid during the periods for:
Interest	$87	$174
Taxes	$—	$—

NON-CASH FINANCING AND INVESTING ACTIVITIES
Issuance of common stock as compensation	$60,002	$176,250

	Three Months Ended
Reconciliation of GAAP Net Income/(Loss)	March 31,
to Non-GAAP Adjusted EBITDA:	2020	2019
GAAP Net Income/(Loss)	$449,428	$(85,390)
Tax Expense/(Benefit)	141,928	(22,099)
Depreciation/Amortization	87,224	83,651
Interest Income, Net	(19,030)	(17,480)
Reorganization Charges	—	354,926
Discontinued Product Expense	109,558	—
Litigation Expenses	99,158	492,515
Manufacturing Initiative Expenses	109,803	—
Stock Compensation Expense	300,966	121,875
Non-GAAP Adjusted EBITDA	$1,279,035	$927,998